Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of April 3, 2006, among Syniverse Technologies, Inc., a Delaware corporation (the “Company”), Syniverse Holdings, Inc., a Delaware corporation (“Parent”), and Nancy J. White (“Executive”).

WHEREAS, the services of Executive and her managerial and professional experience are of value to the Company; and

WHEREAS the Company desires to employ Executive as its Executive Vice President and Chief Marketing Officer upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement. The effective date of this Agreement shall be April 3, 2006 (the “Effective Date”). The term of Executive’s employment under this Agreement (the “Employment Period”) shall end upon the termination of Executive’s employment with the Company in accordance with the terms hereof.

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as an Executive Vice President and the Chief Marketing Officer of the Company and Parent and shall have the normal duties, responsibilities, functions and authority of such position, subject to the power and authority of the Company’s Board of Directors (the “Board”) and the Company’s Chief Executive Officer and President to expand or limit such duties, responsibilities, functions and authority and the power and authority of the Board to overrule actions of officers of the Company; provided that such permitted limitations may, nevertheless, constitute “Good Reason” under Section 8. During the Employment Period, Executive shall render such administrative, marketing and other executive and managerial services to the Company and its Affiliates which are consistent with Executive’s position as the Board may from time to time direct.

(b) During the Employment Period, Executive shall report to the Chief Executive Officer and President of the Company and shall devote her best efforts and her full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Affiliates. Executive shall perform her duties, responsibilities and functions to the Company and its Affiliates hereunder to the best of her abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s and its Affiliates’ policies and procedures in all material respects. In performing her duties and exercising her authority under the

Agreement, Executive shall develop, support and implement the business and strategic plans approved from time to time by the Board. During the Employment Period, Executive shall not accept other employment, serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Board; provided that Executive may serve as a director of Legerity, a semi-conductor manufacturer located in Austin, Texas, and may serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities do not interfere with Executive’s employment. The Company and Executive agree that Executive’s principal location of employment with the Company shall be at the Company’s headquarters in Tampa, Florida and Executive agrees to use best efforts to establish primary residence in the Tampa, Florida area within six (6) months following the Effective Date.

3. Compensation and Benefits.

(a) During the Employment Period, Executive’s base salary shall be Three Hundred Thousand Dollars ($300,000) per annum (as adjusted from time to time as provided below, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time). The Compensation Committee of the board of directors of Parent (the “Compensation Committee”) shall review the Base Salary each year during the Term hereof, and Executive may receive increases in her Base Salary from time to time, based upon her performance, subject to approval of the Compensation Committee. In addition, during the Employment Period, Executive shall be entitled to participate in the Company’s employee benefit programs for which other senior executive employees of the Company are generally eligible. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

(b) In addition to Base Salary, Executive will have an opportunity to earn a cash bonus each year, commencing with calendar year 2006, as determined by the Compensation Committee, with a target annual bonus equal to sixty-five percent (65%) of Executive’s Base Salary (the “Target Bonus”) based upon the achievement with respect to any calendar year of performance objectives as approved by the Compensation Committee (the “Target Bonus Objectives”), or (ii) a maximum annual bonus, as determined by the Compensation Committee in it sole discretion, of up to one hundred percent (100%) of Executive’s Base Salary if the Compensation Committee determines that Executive and the Company have substantially exceeded the Target Bonus Objectives. The Target Bonus Objectives will be financial and other objective targets that the Compensation Committee reasonably believes are reasonably attainable at the time that they are set. Such bonus amounts, if any, shall be payable within 100 days following the end of each calendar year at such time as other executive officer bonuses are paid and, except as otherwise provided in Section 4, so long as Executive remains in the employ of the Company on December 31 of such calendar year.

(c) Subject to the approval by the stockholders of Parent of the Syniverse Holdings, Inc. 2006 Long-Term Equity Incentive Plan (the “Plan”), within three business days following such stockholder approval and on each subsequent anniversary of the Effective Date, so long as Executive remains in the employ of the Company on each such date (each, an “Issuance Date”), up to and including the fourth anniversary of the Effective Date, Executive shall be granted a nonqualified option under the Plan (the “Options”) to purchase 40,000 shares of Syniverse Holdings, Inc. common stock, par value $.001 per share (the “Common Stock”), resulting in grants of Options to purchase a total of 200,000 shares of Common Stock. The per share exercise price shall be the closing price of the Common Stock on the applicable Issuance Date and, each Option shall vest, subject to Executive’s continued employment on the applicable vesting dates, in three equal annual installments of 33 1/3% commencing on the first anniversary of the Effective Date. Each Option will have a term of ten (10) years, subject (except as otherwise provided in or pursuant to Sections 4(b), 4(d) or 4(e)) to earlier expiration in the event of the termination of Executive’s employment.

(d) Subject to the approval by the stockholders of Parent of the Plan, within three business days following such stockholder approval Executive shall be granted a one-time restricted stock award (the “Restricted Stock Grant”) of 40,000 shares of Common Stock. Except as otherwise provided in or pursuant to Sections 4(b), 4(d) or 4(e), the Restricted Stock Grant shall vest in five equal annual installments (i.e., 20% of the shares subject to the award) on each of the first, second, third, fourth and fifth anniversary of the Effective Date, so that the Restricted Stock Grant will be fully vested and exercisable five (5) years from the Effective Date, subject (except as otherwise provided in or pursuant to Sections 4(b), 4(d) or 4(e)) to Executive’s continued employment with the Company on the relevant vesting dates. No right to any restricted stock shares subject to the award received by the Executive shall be earned or accrued except at such times and to such extent as vesting of such respective shares occurs pursuant to the terms of this Agreement. Subject to the terms of this Agreement, the shares subject to the Restricted Stock Grant shall be evidenced by the Company’s standard form of restricted stock agreement.

(e) The Company shall reimburse Executive for all reasonable business expenses incurred by her in the course of performing her duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. Notwithstanding any Company policy to the contrary, Executive’s international travel shall be Business Class (or, if Business Class is not available, First Class) and her domestic travel shall be First Class.

(f) On or as soon as reasonably practicable following the Effective Date, Executive will receive a one-time bonus payment of $150,000, payable in accordance with the Company’s customary payroll practice, as compensation or reimbursement for all moving, transition and relocation expenses and legal expenses incurred in connection with this Agreement.

(g) The Company shall provide Executive with a housing allowance to be used by Executive to defray the cost of Executive’s housing in the Tampa Bay area as follows: (i) $2,000 per month for the first eighteen (18) months of Executive’s employment with the Company, and (ii) $1,000 per month for the second eighteen (18) months of Executive’s employment with the Company.

(h) All amounts payable to Executive as compensation hereunder, including, without limitation, the Options and the Restricted Stock Grant, shall be subject to all required and customary withholding by the Company as provided in Section 18 herein.

4. Termination.

(a) Executive’s employment with the Company may be terminated for Cause at any time by the Company. Upon such a termination, the Company shall have no obligation to Executive other than the payment of Executive’s earned and unpaid compensation to the effective date of such termination and as provided in Section 4(g).

(b) If during the Employment Period, Executive shall become ill, mentally or physically disabled, or otherwise incapacitated so as to be unable regularly to perform the duties of her position for a period in excess of twelve (12) weeks (“Permanent Disability”), then the Company shall have the right to replace the Executive. If the Executive maintains the Permanent Disability for a period exceeding twenty-six weeks then the Company shall have the right to terminate Executive’s employment with the Company upon written notice to Executive. In the event of Executive’s death or in the event the Company terminates Executive’s employment as a result of her Permanent Disability, Executive or Executive’s estate shall be entitled to the benefits that she would have been entitled to receive if Executive’s employment had been terminated by the Company without Cause pursuant to Section 4(d) (subject to the provisos and conditions set forth therein); provided, however, that, except as provided in Section 4(g), the Company shall have no other obligation to Executive or Executive’s estate pursuant to this Agreement in the event of Executive’s death or in the event that Executive’s employment with the Company is terminated as a result of her Permanent Disability.

(c) Executive may voluntarily resign from her employment with the Company without Good Reason, provided that Executive shall provide the Company with thirty (30) days advance written notice (which notice requirement may be waived, in whole or in part, by the Company in its sole discretion) of her intent to terminate. Upon such a termination, the Company shall have no obligation other than the payment of Executive’s earned but unpaid compensation to the effective date of such termination and as provided in Section 4(g).

(d) Executive’s employment with the Company may be terminated at any time by the Company without Cause. If the Company terminates Executive’s employment without Cause, the Company shall have the following obligations to Executive (but excluding any other obligation, except as provided in Section 4(g), to Executive pursuant to this Agreement):

(i) The continuation of her Base Salary, as severance, payable in accordance with the Company’s general payroll practices (in effect from time to time) for a period commencing on the date of termination and ending 12 (twelve) months from the date of termination (the “Severance Period”);

(ii) Executive shall be entitled to receive any unpaid Target Bonus, if any, for the previous fiscal year and a pro rata portion of the Target Bonus, if any, for the then current fiscal year, such amounts to be payable at such times as they would be payable if Executive’s employment had not been terminated;

(iii) If Executive makes a timely election for COBRA with respect to the health, medical, dental, life and disability plans provided to Executive at the time of such termination (the “Welfare Plans”), the Company shall pay that portion of the COBRA premium that the Company pays for active employees with the same coverage for the shorter of (A) twelve (12) months and (B) the period that Executive is eligible for COBRA; and

(iv) The exercise period with respect to all vested Options not previously exercised shall extend for a period of 180 days following the termination of employment but not beyond their initial ten-year term;

provided, however, that the continuation of such salary and benefits shall cease on the occurrence of any circumstance or event that would constitute Cause under Section 8 (including any material breach of the covenants contained in Section 5 or Section 6 below; provided further, that Executive’s eligibility to participate in the Welfare Plans shall cease at such time as Executive is offered comparable coverage with a subsequent employer.

(e) Executive’s employment with the Company may be terminated by Executive for Good Reason on thirty (30) days advance written notice to the Company, which notice shall detail the specific basis for such termination. The Company shall be given the opportunity to cure the basis for such termination within such thirty (30) day period. If Executive terminates her employment under this Section 4(e), Executive shall be entitled to receive the same benefits as if her employment had been terminated by the Company without Cause under Section 4(d) (subject to the provisos and conditions set forth therein).

(f) Notwithstanding the foregoing, if Executive is a “specified employee” within the meaning of Section 416(i) of the Internal Revenue Code and Proposed Treasury Regulation § 1.409A-1(i) and exemptions under Proposed Treasury Regulation § 1.409A are not applicable to any such payment, payments under Section 4(d)(i) and (iii), whether payable by reason of Section 4(b), 4(d) or 4(e), may not be made before the date that is six months after the termination of Executive’s employment with the Company (or, if earlier, the date of death of the specified employee). In such case, all payments to which Executive is entitled during the first six months shall be accumulated and paid on the first day of the seventh month following the termination of Executive’s employment with the Company.

(g) Executive acknowledges that any payments and benefits under this Section 4 resulting from a termination of Executive’s employment with the Company are in lieu of any and all claims that Executive may have against the Company and its Affiliates (other than (i) benefits under the Company’s employee benefit plans, including the Plan, that by their terms survive termination of employment, (ii) benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (iii) rights with respect to unreimbursed business expenses, if any, pursuant to Section 3(e) and (iv) rights to indemnification under certain indemnification arrangements for officers of the Company, and represent liquidated damages

(and not a penalty). The Company may require that the Executive execute and not revoke a release of claims in a form provided by the Company as a condition to Executive’s receipt of such payments. The Company acknowledges that no such payment shall be reduced by any amount Executive may earn or receive from employment or other source after the Separation and that Executive shall have no obligation to seek other employment or otherwise to mitigate the Company’s payment obligations.

5. Confidential Information.

(a) Obligation to Maintain Confidentiality. Executive acknowledges that the information and data obtained by her during the course of her performance under this Agreement concerning the business and affairs of the Company, Parent and their respective Subsidiaries and Affiliates, including information concerning acquisition opportunities in or reasonably related to the Company’s and Parent’s and their respective Subsidiaries’ business or industry of which Executive becomes aware during the Employment Period (collectively, “Confidential Information”), are the property of the Company, Parent or such Subsidiaries and Affiliates. Therefore, Executive agrees that she will not disclose to any unauthorized Person or use for her own account any Confidential Information without the Board’s prior written consent. Executive agrees to deliver to the Company at a Separation, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company, Parent and their respective Subsidiaries and Affiliates (including, without limitation, all acquisition prospects, lists and contact information) which she may then possess or have under her control. Notwithstanding the foregoing, the restrictions contained herein shall not apply to any information which Executive can demonstrate by written record (i) was already available to the public, otherwise than by breach of this Agreement, or (ii) was the subject of a court order for Executive to disclose, provided that Executive shall give the Company prompt notice of any and all such requests for disclosure so that it may take all necessary or desired action to avoid or limit disclosure.

(b) Ownership of Property. Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) that relate to the Company’s, Parent’s or any of their respective Subsidiaries’ or Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company, Parent or any of their respective Subsidiaries or Affiliates (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company, Parent or such Subsidiary or Affiliate and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company, Parent or to such Subsidiary or Affiliate. Any copyrightable work prepared in whole or in part by Executive in the course of her work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company, Parent or such Subsidiary or Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Company, Parent or such Subsidiary or Affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s, Parent’s or such Subsidiary’s or Affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

(c) Third Party Information. Executive understands that the Company, Parent and their respective Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s, Parent’s and their respective Subsidiaries’ and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company, Parent or their respective Subsidiaries or Affiliates who need to know such information in connection with their work for the Company, Parent or their respective Subsidiaries or Affiliates) or use, except in connection with her work for the Company, Parent or their respective Subsidiaries or Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing or required by applicable law or by judicial, legislative or regulatory process.

(d) Use of Information of Prior Employers. During the Employment Period, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company, Parent or any of their respective Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person. Executive will use in the performance of her duties only information which is (i) generally known and used by Persons with training and experience comparable to Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) is otherwise provided or developed by the Company, Parent or any of their respective Subsidiaries or Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other Person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person.

6. Non-Compete, Non-Solicitation. Executive acknowledges that in the course of her employment with the Company she will become familiar with the Company’s, Parent’s and their respective Subsidiaries’ trade secrets and with other confidential information concerning the Company, Parent and such Subsidiaries and that her services will be of special, unique and extraordinary value to the Company and Parent and such Subsidiaries. Therefore, Executive agrees that:

(a) Noncompetition. During the Employment Period and (i) in the event of a termination of Executive’s employment by the Company without Cause or the Executive for Good Reason, the Severance Period or (ii) in the event of a termination of Executive’s employment for any other reason, for a period of two years thereafter (collectively, the “Noncompete Period”), she shall not, anywhere in the world, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in (A) any business relating to the provision of interoperability solutions, clearing and settlement services, software and network services and related services to telecommunications companies and other third parties, (B) any other type of business in which the Company or one of its Affiliates is also engaged, or plans to be engaged, so long as Executive is involved in such business or planned business on behalf of the Company or one of its Affiliates, or (C) any business in which the Company, Parent or any of their respective Subsidiaries has entertained discussions or has requested and received information relating to the acquisition of such business by the Company, Parent or their respective Subsidiaries during the six-month period immediately prior to the Separation; provided, however, that the Executive may own up to 2% of any class of an issuer’s publicly traded securities.

(b) Nonsolicitation. During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company, Parent or their respective Subsidiaries to leave the employ of the Company, Parent or such Subsidiary, or in any way interfere with the relationship between the Company, Parent and any of their respective Subsidiaries and any employee thereof, (ii) hire any person who was an employee of the Company, Parent or any of their respective Subsidiaries within one year prior to the time such employee was hired by Executive, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company, Parent or any of their respective Subsidiaries to cease doing business with the Company, Parent or such Subsidiary or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company and any Subsidiary or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of the Company, Parent or any of their respective Subsidiaries and with which the Company, Parent and any of their respective Subsidiaries has, in the two-year period immediately preceding a Separation, entertained discussions or has requested and received information relating to the acquisition of such business by the Company, Parent or any of their respective Subsidiaries.

(c) Non-disparagement. Executive agrees that at no time during her employment by the Company and for a period of two years thereafter, shall she make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, in any material respect, the reputation, business or character of the Company or any of its Affiliates or all of their respective directors, officers or employees; provided that Executive shall not be required to make any untruthful statement or to violate any law.

(d) Extension of Noncompete Period. The Noncompete Period shall be extended by the length of any period during which Executive is in breach of the terms of this Section 6.

(e) Enforcement. If, at the time of enforcement of Section 5 or this Section 6, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company, Parent, their respective Subsidiaries or Affiliates or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(f) Additional Acknowledgments. Executive acknowledges that the provisions of this Section 6 are in consideration of: (i) employment with the Company, (ii) the issuance of the Options and the Restricted Stock Grant by Parent and (iii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Section 5 and this Section 6 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive acknowledges (i) that the business of the Company, Parent and their respective Subsidiaries will be international in scope and without geographical limitation, (ii) notwithstanding the state of incorporation or principal office of the Company, Parent or any of their respective Subsidiaries, or any of their respective executives or employees (including the Executive), it is expected that the Company and Parent will have business activities and have valuable business relationships within its industry throughout the world, and (iii) as part of her responsibilities, Executive will be traveling in furtherance of Parent’s business and its relationships. Executive agrees and acknowledges that the potential harm to the Company and Parent and their respective Subsidiaries of the non-enforcement of Section 5 and this Section 6 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that she has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and Parent now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

7. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which she is bound, (ii) Executive is not a party to or bound by any other employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that she has consulted with independent legal counsel regarding her rights and obligations under this Agreement and that she fully understands the terms and conditions contained herein.

8. Definitions.

“Affiliate” means, (i) with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person, and (ii) with respect to any Investor, any general or limited partner of such Investor, any employee or owner of any such partner, or any other Person controlling, controlled by or under common control with such Investor; provided that, with respect to the Company and Parent, “Affiliate” shall not include the Investors or any Person who would not be an Affiliate of the Company or Parent but for such Person’s relationship to an Investor.

“Cause” shall mean (i) the commission of a felony or a crime involving moral turpitude or the commission of fraud with respect to Parent, the Company or any of their respective Subsidiaries or any of their customers or suppliers, (ii) conduct, including any act or omission involving dishonesty, tending to bring Parent, the Company or any of their respective Subsidiaries into substantial public disgrace or disrepute, (iii) substantial and repeated failure (other than any such failure resulting from Executive’s illness, disability or incapacity) to perform duties of the office held by Executive as reasonably directed by the Board, provided that a failure to attain financial, strategic or other objectives is not, in and of itself, a failure to perform duties, (iv) gross negligence or willful misconduct with respect to Parent, the Company or any of their respective Subsidiaries, provided that conduct is not “willful” if taken in good faith and with a reasonable belief that such conduct was in the best interests of the Company, or (v) any material breach of Sections 5, 6 or 7 or the first, second (with respect to compliance with the Company’s and its Affiliates’ policies and procedures), fourth and sixth sentences of Section 2(b).

“Good Reason” means without the Executive’s prior written consent, (i) requiring Executive to relocate her office outside of the Company’s headquarters or outside of a 50-mile radius from Tampa, Florida (it being understood that Executive shall be required to travel to the extent necessary to meet the needs of the Company and its business); (ii) Executive is assigned duties which, in the aggregate, represent a material reduction of her responsibilities as described by Section 2(a); (iii) the Company reduces the Base Salary as in effect on the date hereof or as the same may be increased from time to time; (iv) any material reduction, in the aggregate, of the benefits provided to Executive pursuant to Section 3, other than in connection with a reduction in benefits generally applicable to senior executives of the Company; or (v) the stockholders of Parent fail to approve the Plan by June 30, 2006.

“Investors” means GTCR Fund VII, L.P., a Delaware limited partnership, GTCR Fund VII/A, L.P., a Delaware limited partnership, GTCR Co-Invest, L.P., a Delaware limited partnership, and any other investment fund managed by GTCR Golder Rauner, L.L.C. or GTCR Golder Rauner II, L.L.C.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means the sale in an underwritten public offering registered under the Securities Act of 1933, as amended, of equity securities of the Company or Parent or a corporate successor to the Company.

“Sale of the Company” means any transaction or series of transactions pursuant to which any Person or group of related Persons other than the Investors or their Affiliates in the aggregate acquire(s) (i) beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act) of equity securities of the Company or Parent possessing the voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance that has not yet occurred) to elect a majority of the Board or of the board of directors of Parent (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s or Parent’s equity, securityholder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of the Company’s or Parent’s assets determined on a consolidated basis; provided that a Public Offering shall not constitute a Sale of the Company.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

9. Survival. Sections 4 through 23, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

10. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

To the address specified in the personnel files of the Company

and

Butzel Long, Attorneys, 1200 N. Federal Highway, Suite 420, Boca Raton, FL 33432. Attention: J. Raymond

Notices to the Company:

Syniverse Technologies, Inc.

One Tampa City Center

Suite 700

Tampa, Florida 33602

Attention: General Counsel

and

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attention: Stephen L. Ritchie, P.C

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

13. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15. Successors and Assigns; No Third Party Beneficiaries. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign her rights or delegate her duties or obligations hereunder without the prior written consent of the Company. This Agreement shall not confer any rights or remedies upon any person other than the Executive, the Company, Parent, the Company’s Affiliates and their respective heirs, successors and permitted assigns.

16. Choice of Law. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

17. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board), Parent and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

18. Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and its Affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Affiliates to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Affiliates or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its Affiliates does not make such deductions or withholdings, Executive shall indemnify the Company and its Affiliates for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

19. Consent to Jurisdiction. Each of the parties irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Middle District of Florida, Tampa Division located in Tampa, Florida, for the purposes of any suit, action or other proceeding arising out of this Agreement, any related agreement or any transaction contemplated hereby or thereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in such court with respect to any matters to which it has submitted to jurisdiction in this Section 19. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any related document or the transactions contemplated hereby and thereby in the United States District Court for the Middle District of Florida, Tampa Division located in Tampa, Florida, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

20. Waiver of Jury Trial. As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (after having the opportunity to consult with counsel), each party hereto expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

21. Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to any lines of business that the Company or its Affiliates derive more than $50,000 annually of their revenue from or with respect to which the Company and its Affiliates have made a significant investment (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf or on behalf of another person or entity in or with respect to whom Executive has any economic interest.

22. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its Affiliates in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this Section, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts.

23. Interpretation. Unless the context otherwise requires, references in this Agreement to Sections are to Sections of this Agreement.

24. Indemnification and Insurance. The Company and Parent shall each indemnify Executive to the fullest extent permitted by their respective Certificates of Incorporation and By-Laws and the General Corporation Law of the State of Delaware. Executive shall be entitled to indemnification and advancement of expenses on terms no less favorable than those provided to any other officer or director of the Company or Parent. The Company and Parent shall maintain officers’ and directors’ liability insurance coverage for Executive while she is employed by the Company or Parent and, at all times thereafter for the duration of any period of limitations during which any action may be brought against Executive, in such amounts and to the same extent as the Company and Parent covers any other officer or director of the Company or Parent.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Syniverse Technologies, Inc.

By:	/s/ Raymond L. Lawless
Its:	Chief Financial Officer

Syniverse Holdings, Inc.

By:	/s/ Raymond L. Lawless
Its:	Chief Financial Officer

/s/ Nancy J. White
Nancy J. White